UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2018

ReWalk Robotics Ltd.

(Exact name of registrant as specified in its charter)

Israel	001-36612	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Hatnufa St., Floor 6, Yokneam Ilit, Israel	2069203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                        +972.4.959.0123

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

Investment Agreement

On March 6, 2018, ReWalk Robotics Ltd. (“we,” “us” or the “Company”) entered into an investment agreement (the “Investment Agreement”) with Timwell Corporation Limited, a Hong Kong corporation (“Investor”), pursuant to which we agreed, in return for aggregate gross proceeds to us of $20 million, to issue to Investor an aggregate of 16,000,000 of our ordinary shares, at a price per share of $1.25, which represents a premium to the closing sale price of our ordinary shares as of March 6, 2018. Investor will make the investment in three tranches, consisting of $5 million for 4,000,000 shares in the first tranche (the “First Tranche Closing”), $10 million for 8,000,000 shares in the second tranche (the “Second Tranche Closing”) and $5 million for 4,000,000 shares in the third tranche (the “Third Tranche Closing”). On a post-transaction basis, based on 30,006,575 of our ordinary shares outstanding as of March 5, 2018 (excluding ordinary shares issuable upon conversion or exercise of derivative securities owned by other shareholders or shares issued under our equity incentive plans and assuming no changes otherwise to our capitalization), after the First Tranche Closing, the Second Tranche Closing and the Third Tranche Closing, Investor will beneficially own 11.8%, 28.6% and 34.8% of our ordinary shares, respectively

The First Tranche Closing is subject to the Company having received the approval by our shareholders of the transaction under Rule 5635 of The Nasdaq Stock Market LLC (“NASDAQ”) and Israeli law. The Second Tranche Closing is subject to the conditions that, by July 1, 2018, (i) the Company and an affiliate of Investor will have formed the China JV (as defined below), and (ii) by no later than 20 days after the establishment of the China JV (or as soon thereafter as possible), the China JV and the Company will have executed the License Agreement and Supply Agreement (each as defined below). The Third Tranche Closing is subject to the conditions that, by April 1, 2019, (i) the Company will have provided to the China JV product documentation, component supply access, work instructions, know-how and training, and will have defined quality system requirements necessary for rehabilitation using the Company’s Restore product, and (ii) a China-based manufacturer or agent defined by the China JV will have successfully produced the Company’s Restore product to the quality requirements defined by the Company. The Third Tranche Closing is expected to occur by December 31, 2018, before the April 2019 deadline under the Investment Agreement. The transaction is also subject to other customary closing conditions. The Company plans to include the issuance of the 16,000,000 ordinary shares to Timwell as a proposal for shareholder approval at its 2018 Annual Meeting of Shareholders.

The Company intends to use the net proceeds from the issuances under the Investment Agreement (i) primarily for (a) sales, marketing activities related to market development in our existing markets as well as expanding into China and reimbursement expenses related to broadening third-party payor coverage and (b) research and development costs related to developing our lightweight “soft suit” exoskeleton technology for various lower limb disabilities, including stroke and other indications affecting the ability to walk, (ii) with respect to any remaining proceeds for general corporate purposes.

Lock-up Period

Until 18 months following the Third Tranche Closing, subject to limited exceptions, Investor may not sell or transfer the ordinary shares purchased under the Investment Agreement (the “Purchased Shares”) except to its affiliates, unless a majority of the directors of our board of directors (the “Board”), excluding any member of our Board nominated or designated by Investor, approves the transfer. Following this 18-month lock-up period, except for transfers of up to 10% of the shares to third parties who are not competitors of the Company, any sale or transfer of the Purchased Shares must be pursuant to Rule 144 under the Securities Act of 1933 (the “Securities Act”) or an underwritten public offering. This restriction will terminate if any of the JV Agreement (as defined below), the License Agreement and the Supply Agreement is not executed within 12 months after the First Tranche Closing or is terminated. Investor may also sell its Purchased Shares pursuant to any third-party tender offer for all of the Company’s ordinary shares.

Board Appointment Rights

Pursuant to the Investment Agreement, Investor will be entitled upon the First Tranche Closing, and for so long as it maintains a 75% ownership of the Purchased Shares, to designate one nominee to our Board. Following the Third Tranche Closing and for so long as the shareholding requirements of the Purchased Shares above are satisfied, Investor will be entitled to designate such aggregate number of members of the Board equal to the higher of (i) one, or (ii) the number of Board members affiliated with the Company’s next two largest shareholders at such time.

Standstill and Voting Agreement

Subject to certain limitations set forth in the Investment Agreement, Investor has agreed not to acquire additional equity securities of the Company and has agreed to customary “standstill” arrangements, pursuant to which it will not take certain actions related to, or knowingly encourage others to take actions related to, business combinations, mergers, tender offers or restructurings, and will refrain from taking certain actions related to the calling of meetings, proxies, proposals, director nominations, voting trusts and other actions of shareholders. Investor has also agreed to vote its ordinary shares in accordance with the recommendations of our Board on shareholder proposals and Board proposals relating to any change of control, election of directors, amendments to the Company’s organizational documents, director and officer compensation and certain other related matters, provided that the action does not have an disproportionate adverse impact on Investor’s rights as a shareholder compared to the other shareholders.

Notwithstanding the above, pursuant to the Investment Agreement, Investor will not be restricted from purchasing shares in open-market transactions after the Third Tranche Closing, so long as Investor and its affiliates together beneficially own not more than 35% of the outstanding shares of the Company. The standstill will remain in effect for so long as Investor beneficially owns or has rights to at least 10% of the outstanding ordinary shares of the Company, and the voting agreement will remain in effect for so long as Investor beneficially owns or has rights to at least 5% of the outstanding ordinary shares of the Company.

Preemptive Rights

The Investment Agreement grants Investor certain preemptive rights. Following the First Tranche Closing and as long as Investor holds at least 75% of the aggregate of the then-Purchased Shares at any of the First Tranche Closing, Second Tranche Closing and Third Tranche Closing through the date of determination of the preemptive right under the Investment Agreement, if any, in the event that the Company proposes to offer or sell any new securities other than in a public offering, the Company must first offer Investor the right to purchase its then-applicable preemptive pro rata fraction of such new securities as calculated based on the terms provided in the Investment Agreement.

Registration Rights Agreement

Pursuant to the Investment Agreement, upon the First Tranche Closing, the Company and Investor will enter into the form of registration rights agreement attached as Annex A to the Investment Agreement (the “Registration Rights Agreement”), relating to registration under the Securities Act of resales of the Purchased Shares. Pursuant to the Registration Rights Agreement, Investor and certain permitted transferees will have certain demand and piggyback registration rights with customary indemnification provisions, subject to customary cutbacks on the number of shares to be registered or offered in an underwritten offering where the managing underwriter advises that marketing factors call for a limitation on the number of shares to be registered or offered. The registration rights will terminate upon certain customary triggers, including when Investor and certain permitted transferees could sell all of their Purchased Shares without restriction pursuant to Rule 144 under the Securities Act.

China JV, License Agreement and Related Agreements

China JV

Pursuant to terms of the joint venture framework agreement, dated March 6, 2018 (the “JV Framework Agreement”), between the Company and RealCan Ambrum Healthcare Industry Investment (Shenzhen) Partnership Enterprise (Limited Partnership), an affiliate of Investor (“Investor JV Party”), the Company and Investor JV Party intend to form a joint venture company in China for the purposes of research and development, assembly, registration, import, operations, sales and marketing of the Company’s products in China (including Hong Kong and Macau) (the “China JV”). Under the JV Framework Agreement, the China JV will be owned 80% by Investor JV Party and/or other affiliates of the Investor and Investor JV Party to be agreed to by the parties in the JV Agreement (“Investor China Parties”) and 20% by the Company (which ownership by the Company will not be diluted for at least the first five years after the formation of the China JV).

The parties have agreed that they will collaborate to form the China JV by negotiating and signing a JV agreement (the “JV Agreement”), consistent with the terms of the JV Framework Agreement. Pursuant to the JV Framework Agreement, the Company will not compete with the China JV in China (including Macau and Hong Kong), and Investor JV Party will not compete with the Company anywhere in the world.

As set forth in the JV Framework Agreement, Investor China Parties will appoint four of the China JV’s directors and the Company will appoint one director. The initial chief executive officer and the initial chief financial officer of the China JV will be appointed by joint agreement of Investor China Parties and the Company. The Company will have customary minority protection rights, including a requirement that board decisions on specified matters be unanimous, which will survive any public offering of the China JV to the extent permissible. There will also be restrictions in the JV Agreement on the parties’ ability to sell or transfer their shares in the China JV other than to permitted transferees. Investor China Parties and the Company will have a right of first refusal on proposed sales by the other party, and the Company will have a tag-along right if Investor JV Party proposes to sell its shares in the China JV. Upon a change in control of the Company, Investor China Parties will have the right to purchase the shares in the China JV owned by the Company at fair market value. In addition, each party will have the right to purchase the other party’s shares, if the other party proposes to sell its shares to a competitor of the remaining party.

In order for the China JV to maintain exclusive rights in China (including Macau and Hong Kong) to market and sell the Company’s products and the rights to the intellectual property, the China JV will be required to make certain minimum cash payments to the Company of the following amounts: $1.25 million for the first year after formation; $4 million for the second year after formation; $8 million for the third year after formation; an amount increased annually by 15% of the preceding year’s amount for the fourth, fifth and sixth years after formation; an amount increased annually by 10% of the preceding year’s amount for the seventh, eighth and ninth years after formation; and an amount increased between 5% and 8% of the preceding year’s amount for the tenth year after formation onward.

The Company and Investor JV Party have agreed to use reasonable efforts to form the China JV, to negotiate and execute the JV Agreement on a date that allows reasonable time to ensure the establishment of the China JV no later than July 1, 2018, and to arrange for the China JV and the Company to execute and deliver the License Agreement and the Supply Agreement within 20 days after the establishment of the China JV.

License Agreement

In conjunction with and after formation of the China JV, the Company intends to execute a license agreement (the “License Agreement”) with the China JV with terms and conditions consistent with an agreed set of key terms (the “License Key Terms”). Pursuant to the License Key Terms, the Company will grant to the China JV (a) an exclusive, royalty-bearing, non-sublicensable (except as mutually agreed), non-transferable (except as mutually agreed) license under certain of the Company’s owned intellectual property, (b) an exclusive, royalty-bearing, non-sublicensable, non-transferable sublicense under certain of the Company’s controlled (but not owned) patent rights and (c) a non-exclusive, non-sublicensable, non-transferable sublicense under certain of the Company’s controlled (but not owned) know-how, in each case, solely for use for certain products in the China JV’s business and only in China (including Hong Kong and Macau).

The term of the License Agreement will expire upon expiration of all valid claims of the licensed patents. The License Agreement will also be terminable by the Company or the China JV due to the other party’s material uncured breach and for other events, including that sublicenses under any controlled (but not owned) intellectual property will terminate upon termination of the upstream license. The License Agreement will comply with and be expressly subject and subordinate to all requirements of any upstream license agreements and requirements of applicable law and will contain customary terms and conditions mutually agreed by the parties, including diligence, confidentiality, indemnity and limitation of liability provisions.

Supply Agreement

The Company and Investor also intend for the China JV and the Company to enter into a supply agreement consistent with an agreed form of supply agreement attached as Annex G to the Investment Agreement (the “Supply Agreement”) pursuant to which the Company will sell its products to the China JV, for resale solely in China (including Macau and Hong Kong). The Supply Agreement will set a target profit margin for the Company on the sale of its products to the China JV, and also shall specify the credit terms to be afforded to the China JV on these sales. The China JV’s rights under the Supply Agreement are conditioned on satisfaction of the minimum cash payments as are specified in the JV Agreement (as described above). The term of the Supply Agreement will be concurrent with the term of the License Agreement, subject to termination provisions and other terms to be agreed to by the parties in the Supply Agreement.

The Investment Agreement and JV Framework Agreement contain a number of representations and warranties that we and Investor (and its affiliates) have made to each other that are customary in such transactions. Moreover, representations and warranties are frequently utilized in agreements as a means of allocating risks, both known and unknown, rather than to make affirmative factual claims or statements. These representations and warranties are made as of specific dates and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally applicable under federal securities laws. Accordingly, persons not party to the Investment Agreement or the JV Framework Agreement should not rely on the agreement for any characterization of factual information about us, Investor or Investor JV Party.

Item 2.02 Results of Operations and Financial Condition.

On March 8, 2018, the Company issued a press release announcing its financial results for the fourth quarter and year ended December 31, 2017. A copy of the press release is being furnished herewith as Exhibit 99.2. As set forth in the press release, the Company will host a conference call to discuss its financial results for the fourth quarter and year ended December 31, 2017 on March 8, 2018 at 8:30 AM ET. A listen-only live webcast of the call may be accessed through the Company’s website at www.rewalk.com under the “Investors” section or by dialing (844) 423-9889 in the United States, 18 09 31 53 62 in Israel or (716) 247-5804 outside the United States and Israel. The access code for the call is 2996487.

An archived recording of the call will be made available shortly after the completion of the call for two weeks at (855) 859-2056 in the United States or (404) 537-3406 outside of the United States. The access code for the replay is 2996487. The archived webcast will also be available through the Company’s website at www.rewalk.com under the “Investors” section for 30 days after the completion of the call.

The information in this Item 2.02, including Exhibit 99.2, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed “incorporated by reference” into any filing under the Securities Act or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 3.02 Unregistered Sales of Equity Securities.

The information in Item 1.01 above is incorporated by reference into this Item 3.02.

We believe that the issuance under each of the tranches described in Item 1.01 will be exempt from registration under the Securities Act in reliance on Regulation S or pursuant to Section 4(a)(2) of the Securities Act regarding transactions by an issuer, in each case, involving offers and sales of securities outside the United States with no directed selling efforts or not involving a public offering, respectively. Investor represented its knowledge and financial sophistication as an investor and its intention to acquire the ordinary shares for investment only and not with a view to, or in connection with, the distribution thereof. No general advertising or solicitation has been used in offering, or will be used in selling, the ordinary shares, and the shares were offered only to Investor, a non-U.S. entity, in a transaction outside the United States.

Item 7.01 Regulation FD.

On March 8, 2018, the Company issued a press release, attached hereto as Exhibit 99.1, announcing the signing of the Investment Agreement and the JV Framework Agreement.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall it be deemed “incorporated by reference” into any filing under the Securities Act or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press release of ReWalk Robotics Ltd., dated March 8, 2018, titled “ReWalk Robotics Announces $20 Million Strategic Investment from Timwell Corporation Limited.”*
99.2	Press release of ReWalk Robotics Ltd., dated March 8, 2018, announcing financial results for the fourth quarter and fiscal year ended December 31, 2017.*

*     Furnished herewith.

This Current Report on Form 8-K, including Exhibits 99.1 and 99.2, is not an offer to sell or a solicitation of offers to buy our ordinary shares. None of the ordinary shares to be issued to Investor have been registered under the Securities Act, and such shares may not be offered or sold in the United States absent an effective registration statement or an exemption from the registration requirements under applicable federal and state securities laws.

Proxy Statement Information

IN CONNECTION WITH THE ISSUANCE OF ORDINARY SHARES DESCRIBED IN ITEMS 1.01 AND 3.02 OF THIS CURRENT REPORT ON FORM 8-K (THE “TRANSACTION”), THE COMPANY WILL FILE A PROXY STATEMENT AND OTHER DOCUMENTS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE TRANSACTION.

A definitive proxy statement will be sent or made available to shareholders of the Company seeking their approval of the Transaction as described above. Investors and shareholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by the Company with the SEC at the SEC’s website, www.sec.gov. The definitive proxy statement (when available) and such other documents relating to ReWalk Robotics Ltd. may also be obtained free of charge by directing a request to ReWalk Robotics Ltd., 3 Hatnufa Street, Floor 6, P.O.B. 161, Yokneam Ilit 20692, Israel, Attention: Chief Financial Officer, Tel: +972.4.959.0123 or from the Company’s website, www.rewalk.com.

The Company, Investor and their respective directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed Transaction. Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the proxy statement when it becomes available.

Forward-Looking Statements

In addition to historical information, this Current Report on Form 8-K contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. Such forward-looking statements may include projections regarding ReWalk’s future performance and, in some cases, may be identified by words like “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “should,” “would,” “seek” and similar terms or phrases. The forward-looking statements contained in this report are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of ReWalk’s control. Important factors that could cause ReWalk’s actual results to differ materially from those indicated in the forward-looking statements include, among others: ReWalk’s expectations regarding future growth, including its ability to increase sales in its existing geographic markets, and to expand to new markets and achieve its planned expense reductions; the conclusion of ReWalk’s management and the opinion of ReWalk’s auditors for the Company’s financial statements for the fiscal year ended December 31, 2017, that there are substantial doubts as to ReWalk’s ability to continue as a going concern; ReWalk’s ability to maintain and grow its reputation and the market acceptance of its products; ReWalk’s ability to achieve reimbursement from third-party payors for its products; ReWalk’s expectations as to its clinical research program and clinical results; ReWalk’s expectations as to the results of, and the Food and Drug Administration’s potential regulatory developments with respect to, ReWalk’s mandatory post-market 522 surveillance study; the outcome of ongoing shareholder class action litigation relating to ReWalk’s initial public offering;  ReWalk’s ability to repay its secured indebtedness; ReWalk’s ability to improve its products and develop new products; ReWalk’s ability to maintain adequate protection of its intellectual property and to avoid violation of the intellectual property rights of others; ReWalk’s ability to gain and maintain regulatory approvals; ReWalk’s ability to secure capital from its equity and debt financings in light of limitations under its Form S-3, the price range of its ordinary shares and conditions in the financial markets, and the risk that such financings may dilute ReWalk’s shareholders or restrict its business; ReWalk’s ability to use effectively the proceeds of offerings of securities; ReWalk’s ability to maintain relationships with existing customers and develop relationships with new customers; the impact of the market price of ReWalk’s ordinary shares on the determination of whether ReWalk is a passive foreign investment company; ReWalk’s ability to regain compliance with the continued listing requirements of the NASDAQ Capital Market and the risk that its ordinary shares will be delisted if it cannot do so; ReWalk’s compliance with medical device reporting regulations to report adverse events involving its products and the potential impact of such adverse events on ReWalk’s ability to market and sell its products; the risk of substantial dilution resulting from the issuance to Timwell; the significant voting power and de facto voting control Timwell will acquire; the risk that the Timwell issuances will fail to close and the China joint venture will not form; and other factors discussed under the heading “Risk Factors” in ReWalk’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC, as amended, its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to be filed with the SEC and other documents subsequently filed with or furnished to the SEC. Any forward-looking statement made in this report speaks only as of the date hereof. Factors or events that could cause ReWalk’s actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for ReWalk to predict all of them. Except as required by law, ReWalk undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ReWalk Robotics Ltd.

By:	/s/ Larry Jasinski
Name:	Larry Jasinski
Title:	Chief Executive Officer

Dated: March 8, 2018

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release of ReWalk Robotics Ltd., dated March 8, 2018, titled “ReWalk Robotics Announces $20 Million Strategic Investment from Timwell Corporation Limited.”*
99.2	Press release of ReWalk Robotics Ltd., dated March 8, 2018, announcing financial results for the fourth quarter and fiscal year ended December 31, 2017.*

*     Furnished herewith.